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                                                                   EXHIBIT 21.1
                            BUCKEYE PARTNERS, L.P.
                        SUBSIDIARIES OF THE REGISTRANT

  The following table lists each significant subsidiary of Buckeye Partners, L.P. and its jurisdiction of organization.

                                                                    JURISDICTION
                                                                         OF
                              SUBSIDIARY                            ORGANIZATION
                              ----------                            ------------
   Buckeye Pipe Line Company, L.P. (99% owned).....................   Delaware
   Buckeye Tank Terminals Company, L.P. (99% owned)................   Delaware
   Everglades Pipe Line Company, L.P. (99% owned)..................   Delaware
   Laurel Pipe Line Company, L.P. (99% owned)......................   Delaware